Exhibit 99.1

EURAMERICA ENERGY CONTRIBUTES CAPITAL TO ENERJEX RESOURCES TO EXTEND ITS PARTNERSHIP

The two companies will continue aggressive drilling efforts at

The Gas City Project in Allen County, Kansas

OVERLAND PARK, KAN. (March 13, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) announces that on February 29, 2008, Euramerica Energy, Inc. (“Euramerica”) made its first payment of $300,000 to EnerJex Kansas, Inc. (“EnerJex”), a wholly-owned operating subsidiary of EnerJex Resources, Inc., related to its option exercise contained in the amended and restated well development agreement (the "Development Agreement") between EnerJex and Euramerica executed on August 10, 2007.

In the Development Agreement, Euramerica received an option to acquire an interest in certain oil and gas properties in Allen County, Kansas (the "Gas City Property") owned by EnerJex at an exercise price of $1.2 million ("Option Funds") expiring March 1, 2008.  The remaining $900,000 option exercise amount is due in three equal installments of $300,000 payable quarterly with the final option exercise payment due by October 31, 2008.  Pursuant to the Development Agreement, Euramerica previously contributed $524,000 towards exploratory drilling costs associated with development of the Gas City Property.

In addition to the Option Funds, the Development Agreement requires Euramerica to provide $2.0 million in additional well development funding ("Development Funds") for the Gas City Property by August 31, 2008.  Euramerica funded $250,000 of the Development Funds on March 4, 2008.  EnerJex retains title to these properties until the Option Funds have been paid in full.  A definitive joint operating agreement and corresponding definitive agreements related to the joint operation and development of the Gas City Project are in the process of being finalized.

EnerJex Resources CEO Steve Cochennet stated, “We have had an excellent business partnership with Euramerica Energy for more than a year and we look forward to continuing that partnership.  Both of our companies see upside potential as we continue an aggressive exploration effort.”

About EnerJex Resources, Inc.:

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted through EnerJex Kansas, Inc. (formerly Midwest Energy Inc.) and DD Energy, Inc., its wholly-owned operating subsidiaries, are primarily focused in the Eastern Kansas and the mid continent region of the United States.

Once oil and natural gas assets are acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Readers are urged to review EnerJex’s third quarter Form 10-QSB, available on the SEC's website (www.sec.gov), for a discussion of EnerJex’s results of operations and review the third quarter 2007 financial statements.

Forward Looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual proven and probable reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated oil and gas revenues, number of potential drillable locations, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, estimates made in evaluating proven or probable reserves, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, the ability to manage and continue growth, lack of performance by counterparties, the inability to deliver quantities under swaps at times when market prices are above our fixed price. Should the company enter into a hedge agreement, there may be the need to fund a margin account and margin calls.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation S-X. EnerJex uses certain terms herein, such as probable reserves, which the SEC's guidelines strictly prohibit EnerJex from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, File No. 000-30234, available from EnerJex at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or on the SEC's website at www.sec.gov.

###

For further information contact:

Dede Jones, Director of Finance

913-693-4600 or djones@enerjexresources.com

Or

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com

Or

Tony Schor or Lindsay Kenoe

Investor Awareness, Inc.

847-945-2222

www.investorawareness.com